Exhibit 10.1
Rudy Rodríguez, Jr.
Chief Legal Officer and Corporate Secretory
rudy.rodriguez@daveandbusters.com

May 2, 2025

Via Hand Delivery

Mr. Kevin M. Sheehan
Chair, Board of Directors
Dave & Buster’s Entertainment, Inc.

Re:    Supplement to Letter Agreement re: Appointment as Interim CEO

Dear Kevin:

This letter agreement (this “Agreement”) supplements that certain Letter Agreement, dated December 9, 2024 (the “Original Agreement”), regarding your appointment as Interim Chief Executive Officer (“Interim CEO”) of Dave & Buster’s Entertainment, Inc., a Delaware corporation (“D&B”), and employment by Dave & Buster’s Management Corporation, LLC (“D&B Management”). D&B and D&B Management are collectively referred to herein as the “Company.”

1.Equity Awards. In consideration of your ongoing services as Interim CEO, the Company desires to provide you with certain additional equity-based compensation awards and rights as follows:

You will receive the following awards and rights in respect of the Company’s 2025 Omnibus Incentive Plan (the “Plan”), it being understood that such awards and rights shall be in addition to the awards previously granted to you pursuant to the Original Agreement:

(i)Effective as of May 1, 2025 (the “Grant Date”), you will receive an award of performance-based stock units (“PSUs”) under the Plan with respect to a number of shares of D&B common stock equal to $1,000,000 divided by the closing price of a share of D&B common stock on the trading day immediately preceding the Grant Date. Such PSUs will be subject to a one-year performance period, commencing on May 7, 2025 and concluding on May 5, 2026, and will be earned based upon the achievement of positive same store sales during at least two fiscal quarters within the performance period.

(ii)Effective as of the Grant Date, you will receive an award of stock options (“Options”) under the Plan to purchase a number of shares of D&B common stock equal to $1,872,000 divided by the May 1, 2025 closing price of a share of D&B common stock. Such Options will expire on the two-year anniversary of the Grant Date.

(iii)At the discretion of the Compensation Committee of the Board of Directors of D&B (the “Committee”), you will be eligible to receive a stock bonus under the Plan that is payable in fully vested shares of D&B Common Stock (the “Discretionary Stock Bonus”). The Discretionary Stock Bonus will

    Store Support Center • 1221 S. Belt Line Rd, Suite 500 • Coppell, TX 75019    1

relate to a number of shares of D&B common stock equal to $500,000 divided by the May 1, 2025 closing price of a share of D&B common stock. At such time that is prior to May 5, 2026, and in any event prior to the date on which the Company hires a permanent Chief Executive Officer, the Committee will make a formal determination in its discretion on whether you will receive the Discretionary Stock Bonus.

(iv)The PSUs, Options and (if applicable) the Discretionary Stock Bonus described above will otherwise be subject to the terms of the Plan, the award agreements approved by the Committee, and such other terms as may be established by the Committee.

(v)Notwithstanding anything to the contrary herein, the grants of the PSUs and Options and (if applicable) the payment of the Discretionary Stock Bonus described above are subject to and conditioned on approval by the Company stockholders of the Plan (“Stockholder Approval”), which the Company plans to solicit at its 2025 Annual Meeting of Stockholders, and none of the PSUs, Options, and (if applicable) the Discretionary Stock Bonus will vest or be paid to you prior to such Stockholder Approval. If such Stockholder Approval is not obtained on or prior to December 9, 2025, the PSUs and Options, and any rights you may have with respect to the Discretionary Stock Bonus, will automatically be cancelled and forfeited and become null and void. You expressly acknowledge that such PSUs and Options are being granted prior to Stockholder Approval being obtained, which grants are subject to and conditioned on such approval being obtained on or prior to December 9, 2025. You further expressly acknowledge that (x) your eligibility to receive the Discretionary Stock Bonus is subject to and conditioned on such Stockholder Approval being obtained on or prior to December 9, 2025, and (y) no Discretionary Stock Bonus will be payable to you in the event such approval is not obtained on or prior to December 9, 2025.

2.    Effect on Original Agreement; Miscellaneous. This Agreement supplements the Original Agreement and, except as expressly provided herein, shall not modify or in any way affect any of the provisions of the Original Agreement, all which shall remain in full force and effect. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

    Store Support Center • 1221 S. Belt Line Rd, Suite 500 • Coppell, TX 75019

COMPANY: DAVE & BUSTER’S ENTERTAINMENT, INC. By: /s/ Rodolofo Rodriguez, Jr. Name: Rodolfo Rodriguez, Jr. Title: SVP, Chief Legal Officer Address: 1221 S. Belt Line Road, #500 Coppell, Texas 75019	May 2, 2025 Date
DAVE & BUSTER’S MANAGEMENT CORPORATION, LLC By: /s/ Rodolofo Rodriguez, Jr. Name: Rodolfo Rodriguez, Jr. Title: President and Treasurer Address: 1221 S. Belt Line Road, #500 Coppell, Texas 75019	May 2, 2025 Date
INTERIM CEO: By: /s/ Kevin M. Sheehan Kevin M. Sheehan	May 2, 2025 Date

    Store Support Center • 1221 S. Belt Line Rd, Suite 500 • Coppell, TX 75019